Exhibit 10.47

PERFORMANCE UNIT AWARD

                    ,

TO:

SUBJECT:	Grant of Performance Units

I am pleased to inform you that the Compensation Committee of the Board of Directors of BJ Services Company (the “Company”) has granted you Performance Units under the Company’s 2003 Incentive Plan (“2003 Plan”) and also Tandem Cash Tax Rights under Article VI, Section 2 of the 2003 Incentive Plan as follows:

Grant Date:

Total Number of Performance
Units Granted:

By signing below, you agree that the Performance Units and Tax Rights are governed by the terms and conditions of the Company’s 2003 Plan, including the Terms and Conditions attached hereto, which are incorporated herein by reference. These grants shall be void and of no effect unless you execute and return this Agreement to the undersigned within ninety (90) days of the date of this letter. The attached copy of this Agreement is for your records.

BJ SERVICES COMPANY

By:

EMPLOYEE:

[Name]

DATE:

BJ SERVICES COMPANY

2003 INCENTIVE PLAN

TERMS AND CONDITIONS – PERFORMANCE UNIT GRANT

WITH TANDEM CASH TAX RIGHTS

The terms and conditions set forth below are hereby incorporated by reference into the attached Grant of Performance Units Agreement (“Agreement”) by and between BJ Services Company (“Company”) and the employee named therein (the “Employee”). Terms defined in the 2003 Plan are used herein with the same meaning.

1.	The Employee has agreed to perform services for the Company or its subsidiary companies and to accept the grant of Performance Units and Tax Rights in accordance with the terms and provisions of the 2003 Plan and the Agreement.

2.	Each Performance Unit represents the right to receive from the Company an unrestricted share of Common Stock with respect to each Performance Unit that becomes “earned” as provided herein.

3.	Attached hereto and made a part of this Agreement for all purposes is Exhibit A, which sets forth the performance goals of the Company (“Performance Goals”) for the three-year performance period of the Company ending (the “Performance Period”).

4.

Subject to the following provisions of this Agreement, the determination of whether Performance Units have been “earned” or forfeited, as the case may be, shall be made (and all shares in respect of any such earned Performance Units shall be distributed) as soon as practical after the end of the Performance Period as provided in Exhibit A, but in no event later than the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year during which the end of the Performance Period occurs.

5.	Except as provided in Section 8 below, in the event of the Employee’s termination of employment (whether voluntary or involuntary) with the Company and its subsidiaries prior to the end of the Performance Period for any reason other than death, Disability or Retirement, all Performance Units are hereby automatically cancelled in full.

6.	In the event of the Employee’s termination of employment with the Company and its subsidiaries prior to the end of the Performance Period by reason of death, Disability or Retirement, all unearned Performance Units shall be earned and become payable as set forth in Exhibit A hereto.

7.	In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of the Agreement, including the number of Performance Units, shall be adjusted by the Board to reflect such change.

8.

Notwithstanding any other provisions of the 2003 Plan or this Agreement, if a Change of Control occurs during the Performance Period, then as of the date of such Change of Control (1) all such Performance Goals shall be deemed to have been met in full and the Performance Period ended and (2) as soon as practicable upon such Change of Control (but in no event later than the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year during which the Change of Control occurs), unrestricted shares of Common Stock equal to the number of Performance Units shall be distributed to the Employee.

9.

To the extent that the payment by the Company of unrestricted shares of Common Stock to or on behalf of the Employee in satisfaction of “earned” Performance Units (the “Stock Benefit”) constitutes taxable income to the Employee (or, in the event of the Employee’s death, the Employee’s beneficiary) for federal and, where applicable, state income tax purposes, the Company shall make a tandem payment in cash to or on behalf of the Employee (the “Tax Bonus”) in an amount such that the “net” benefit received, after paying all applicable federal and state income taxes, as well as excise or other taxes (assuming, for this purpose, the highest marginal income tax rates for individuals applied) on the Stock Benefit and this Tax Bonus, shall be equal to the Stock Benefit received before any such state or federal income, excise or other taxes thereon. The Tax Bonus shall be paid at the time that withholding is required with respect to the payment of the earned Performance Units, to the extent payment is necessary to satisfy the withholding obligation thereon and on the portion of the Tax Bonus then paid, and the remainder of the Tax Bonus shall be paid at such time or times as the Company determines to be appropriate, but not later than the April 15th following the calendar year in which Performance Units become taxable to the Employee. The Company shall have the right to withhold from the Tax Bonus all tax amounts the Company is obligated under any law to withhold with respect to the payment of the unrestricted shares of Common Stock and the payment of the Tax Bonus.

10.	Nothing in the Agreement or in the 2003 Plan shall confer any right on the Employee to continue employment with the Company or its subsidiaries nor restrict the Company or its subsidiaries from termination of the employment relationship of the Employee at any time.

11.	Notwithstanding any other provision of the Agreement, the Employee agrees that the Company shall not be obligated to make any payments pursuant hereto, if counsel to the Company determines such payment would violate any law or regulation of any governmental authority or agreement between the Company and any national securities exchange upon which the Common Stock is listed.

12.	In the event of a conflict between the terms of this Agreement and the 2003 Plan, the 2003 Plan shall be the controlling document.

Exhibit A

BJ SERVICES COMPANY

TERMS AND CONDITIONS – PERFORMANCE UNIT GRANT

PERFORMANCE GOALS

I.	Average Stock Price Goals

Performance Units shall be earned by the Employee based on the comparison of (i) the percentage change in the Average Price (as defined below) of the Company’s common stock at the end of the Performance Period from the Average Price of the Company’s common stock at the beginning of the Performance Period to (ii) the percentage change in the Average Price of the common stocks of the Peer Group at the end of the Performance Period from the Average Price of the common stocks of the Peer Group at the beginning of the Performance Period in accordance with the following.

	Entry	EV	OA
Performance	70% of Peer	Average of Peer Group	130% of Peer
	Group Average		Group Average
% Earned	50%	100%	133- 1/3%

For results between Entry, EV and OA, the percentage of Performance Units earned shall be determined by linear interpolation between the two applicable standards.

In the event the Company’s performance shall be less than 70% of the Peer Group average, the Employee shall earn 33- 1/3% of the Performance Units so long as the Company shall have positive consolidated operating income for each of the three years of the Performance Period computed in accordance with accounting principles generally accepted in the United States, but then adjusted to exclude the following: (i) any amounts accrued by the Company during the fiscal year pursuant to annual incentive bonus award and stock based compensation plans or cash profit sharing plans; (ii) any discretionary or matching contributions made to savings and deferred profit sharing plans or deferred compensation plans for the fiscal year; (iii) all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to discontinued operations or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) and Statement of Financial Accounting Standards No. 144 (SFAS No. 144), as applicable; (iv) all items of gain, loss or expense for the fiscal year related to restructuring charges of subsidiaries whose operations are not included in operating income for the fiscal year; (v) asset write-downs for the fiscal year; and (vi) any profit or loss attributable to the business operations of any entity acquired by the Company during the fiscal year. The Performance Units shall be subject to a reduction of the Performance Units earned at the sole discretion of the Company’s Executive Compensation Committee.

The “Average Price” of the Company’s common stock and of the common stocks of the Peer Group at the beginning of the Performance Period shall mean the average of the closing price of each such stock for the last five trading days in September,              and the first five trading days in October,             . The “Average Price” for the end of the Performance Period shall be similarly calculated for the last five trading days in September              and the first five trading days in October,             . Dividends paid during the Performance Period, if any, shall be added to the Average Price of the stock at the end of the Performance Period for purposes of determining the stock’s performance.

II.	Calculations

All determinations and calculations shall be made by the Committee, whose determinations and calculations shall be final and binding on all persons.

III.	Peer Group

The Peer Group shall consist of the following companies:

Company

Baker Hughes Incorporated

Halliburton Company

Schlumberger N.V.

Smith International

Weatherford

A company shall be removed from the Peer Group for the Performance Period (and shall not be included in any determinations pursuant to Section I and II) if at any time during such period, (i) the common stock of such company ceases to be publicly traded on an established securities market, (ii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iii) such company sells, leases, or exchanges 85% or more of the gross fair market value (without regard to any liabilities) of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (iv) such company is dissolved and liquidated.

IV.	In the event of death, Disability or Retirement, the employee (or his/her estate) shall continue to be eligible to earn Performance Units as if still employed by the Company.